Exhibit 99.1

Hot Topic, Inc. Announces Chief Executive Officer Transition

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--March 21, 2011--Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) announced today that Betsy McLaughlin has resigned as its Chief Executive Officer and a member of the company’s board of directors, effective as of March 21, 2011, and that Lisa Harper, currently a member of the company’s board of directors, has been appointed as Chief Executive Officer, also effective as of March 21, 2011. Ms. McLaughlin will continue to assist in transition matters for the next three months.

Bruce Quinnell, Chairman of the Board, said, “We thank Betsy for her many years of dedicated service to Hot Topic. We also welcome Lisa to the management team, and look forward to her guidance and leadership.”

A conference call to discuss the chief executive officer transition, fourth quarter and fiscal year results and business trends, future guidance and other matters is scheduled for March 28, 2011 at 4:30 PM (ET). The conference call number is [866-713-8564], pass code "Hot Topic", and will be accessible to all interested parties. It will also be webcast on the company's Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code [67552082], for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company's Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests, read the latest music news and view exclusive editorial content. As of February 26, 2011, the company operated 653 Hot Topic stores in all 50 states, Puerto Rico and Canada, 151 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

This news release and aforementioned conference call contain forward-looking statements, which may include statements relating to the transition of Hot Topic’s chief executive officer, financial results, guidance, store and online operations (including closures, remodels and relocations), projections, financial performance including cost reductions and related matters. These statements involve risks and uncertainties, including risks and uncertainties associated with fluctuations in sales and comparable store sales results, our online music site, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company's SEC reports including its Annual Report on Form 10-K for the year ended January 30, 2010 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc., City of Industry, CA
Jim McGinty, CFO 626-839-4681 x2675